UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 15, 2019

NOVELIS INC.
(Exact name of registrant as specified in charter)

Canada (State or other jurisdiction of incorporation)	001-32312 98-0442987 (Commission File Number)	98-0442987 (IRS Employer Identification No.)

3560 Lenox Road, Suite 2000, Atlanta GA 30326
(Address of principal executive offices, including zip code)

(404) 760-4000 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 15, 2019, Novelis Inc. (the “Company”) entered into an amendment (the “Amendment”) to its Amended and Restated Credit Agreement (as previously amended and as amended by the Amendment, the “ABL Facility”), dated as of October 6, 2014, among the Company and subsidiary borrowers party thereto, the guarantors party thereto, Wells Fargo as administrative agent and collateral agent, and the lenders party thereto.

The Amendment increases the commitments under the ABL Facility by $500 million to $1.5 billion upon the earlier of the closing of our previously announced proposed acquisition (the “Acquisition”) of Aleris Corporation (“Aleris”) and October 15, 2019. Aleris and certain of its subsidiaries will become borrowers under the ABL Facility upon closing of the Acquisition, and the Amendment includes additional changes to facilitate the Acquisition and the inclusion of Aleris’s assets in the borrowing base following the Acquisition.

The Amendment also extends the maturity of the ABL Facility until April 15, 2024; provided that, (1) in the event that our $1.5 billion Short Term Credit Agreement is outstanding (and not refinanced with a maturity date later than October 15, 2024) 60 days prior to its maturity then the ABL Facility will mature 60 days prior to the maturity date of the Short Term Credit Agreement (provided further that if we have commenced a refinancing of the Short Term Credit Agreement that is continuing on and after the date that is 60 days prior to the maturity date of the Short Term Credit Agreement and that is scheduled to be and is capable of being completed prior to the date that is 45 days prior to the maturity date of the Short Term Credit Agreement, then the ABL Facility will mature 45 days prior to the maturity date of the Short Term Credit Agreement); and (2) in the event that our senior unsecured notes, secured term loan credit agreement or certain other indebtedness is outstanding 90 days prior to its maturity (and not refinanced with a maturity date later than October 15, 2024), then the ABL Facility will mature 90 days prior to the maturity date for such other indebtedness, as applicable; unless excess availability under the ABL Facility is at least (i) 20% of the lesser of (x) the total ABL Facility commitment and (y) the then applicable borrowing base and (ii) 15% of the lesser of (x) the total ABL Facility commitment and (y) the then applicable borrowing base, and a minimum fixed charge ratio test of at least 1.25 to 1 is met.

The Amendment also includes additional changes to increase our operating flexibility.

The foregoing description of the Amendment is a general description and is qualified in its entirety by reference to the Amendment, which the Company plans to file as an exhibit to its next annual report on Form 10-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2019	NOVELIS INC.

	By:	/s/ Leslie J. Parrette, Jr.
	Name:	Leslie J. Parrette, Jr.
	Title:	General Counsel, Corporate Secretary and Compliance Officer